Exhibit 99.1

Intercept Pharmaceuticals Announces Pricing of Initial Public Offering

NEW YORK, Oct. 11, 2012 (GLOBE NEWSWIRE) -- Intercept Pharmaceuticals, Inc., a clinical stage biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver diseases, today announced the pricing of its initial public offering of 5,000,000 shares of common stock at a public offering price of $15.00 per share, before underwriting discounts. All of the common stock is being offered by Intercept. In addition, the underwriters have a 30-day option to purchase up to an additional 750,000 shares of common stock from Intercept. The Company's shares are expected to begin trading on The NASDAQ Global Market on Thursday, October 11, 2012 under the trading symbol (ICPT).

BofA Merrill Lynch is acting as sole book-running manager for the offering. BMO Capital Markets is acting as lead manager and Needham & Company, LLC, Wedbush PacGrow Life Sciences and ThinkEquity LLC are acting as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 10, 2012. When available, copies of the final prospectus relating to this offering may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com, or BMO Capital Markets, Attention: Equity Syndicate Department, 3 Times Square New York, NY 10036, Telephone: (800) 414-3627 E-mail: bmoprospectus@bmo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver diseases utilizing its expertise in bile acid chemistry. The company’s lead product candidate, obeticholic acid, or OCA, is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is initially being developed for the second line treatment of primary biliary cirrhosis (PBC) in patients with an inadequate response to, or who are unable to tolerate, ursodiol, the only approved therapy for this indication. PBC is a chronic autoimmune liver disease that may progress to cirrhosis and liver failure, and it is currently the fifth leading indication for liver transplant in the United States. OCA has orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has outlicensed the product candidate to Dainippon Sumitomo Pharma (DSP).

Contact:

Intercept Pharmaceuticals, Inc.

Mark Pruzanski, M.D.

or

Barbara Duncan

1-646-747-1000